Exhibit 99.1

Press release	31 March 2011

Medicsight PLC

(“Medicsight” or “the Company”)

Preliminary Results for the 12 months ended 31 December 2010

Medicsight PLC (AIM: MDST), an industry leader in the development of Computer-Aided Detection (CAD) and image analysis software to assist in the early detection of disease, is pleased to announce its Preliminary Results for the 12 months ended 31 December 2010.

Financial and Operational 2010 Highlights

•	Revenues increased to £350,000 (2009: £115,000) including increased CAD revenue

•	Balance sheet with cash reserves of £5.3m at 31 December 2010 (2009: £10.7m)

•	A review of business operations and subsequent cost reduction plan implemented in 2009 has resulted in operating costs reducing by 37% during 2010

•	Received State Food and Drug Administration approval in China for the latest version of ColonCAD™ (version 4.0)

•	Launched the MedicCO2LON automated CO2 insufflator in Europe (where it is CE approved), signed a global distribution agreement and commenced sales

•	Progressed regulatory approvals in Japan and the USA

•	Continued to develop distribution models and partner relationships for ColonCAD™ in EU, China, Canada, Australia and Brazil

Highlights post year end

•	Responded to a number of informal questions and a request for additional statistical analysis on the submission data from the US Food and Drug Administration

•	Gained European (CE) approval and launched ColonCAD 4.1 on 25 March 2011

•	Received a MedicCO2LON order which is due for delivery in Q2

Allan Rowley, Chief Executive Officer of Medicsight PLC, commented: "I am pleased to report an increase in revenue in 2010 following strong commercial progress. CAD software revenue increased in the fourth quarter in particular. This year also saw the launch of our MedicCO2LON CO2 insufflation device. We signed a global distribution agreement and European sales of MedicCO2LON constituted 40% of total revenue. We are hopeful of higher revenues of both MedicCO2LON and CAD in 2011 and have already received a MedicCO2LON order for delivery in Q2.

“After working closely with the clinical, statistical and legal advisors, on 2 June 2010 the Company sent a comprehensive response to the second request for additional information we received in January 2010 from the US Food and Drug Administration (FDA). Medicsight recently responded to a number of further informal questions and a request for additional statistical analysis on the submission data. We are currently awaiting feedback from the FDA on the status of the application.

“In Japan, the Ministry of Health, Labour and Welfare has completed the submission review and quality audit phases of its review. It is currently performing the reliability audit phase and has requested some additional data from the Company in order to complete its review. The Company is in the process of responding to this request.

“Overall 2010 was a challenge as reduced headcount resulted in additional responsibilities for all staff. We have however, been successful in increasing revenue, launching a new product, continuing to progress our research projects and have launched a new version of the CAD software just a week ago. We continue to believe that US and Japanese approvals will be forthcoming and accordingly we look forward to launching in those territories.”

- ENDS -

For further information:

Medicsight plc
Allan Rowley, CEO	Tel: +44 (0)207 605 7950
www.medicsight.com
Daniel Stewart & Co
Noelle Greenaway / Oliver Rigby	Tel: +44 (0) 207 776 6550
www.danielstewart.co.uk

Media enquiries:

Abchurch
www.abchurch-group.com
Julian Bosdet	Tel: +44 (0) 207 398 7700
julian.bosdet@abchurch-group.com

Adam Michael	Tel: +44 (0) 207 398 7708
adam.michael@abchurch-group.com

Simone Elviss	Tel: +44 (0) 207 398 7728
simone.elviss@abchurch-group.com

Quincy Allan	Tel: +44 (0) 207 398 7710
quincy.allan@abchurch-group.com

Notes to editors
Medicsight plc is a UK-headquartered, research driven, leading developer of computer-aided detection (CAD) and image analysis software for the medical imaging market. The CAD software automatically highlights suspicious areas on computerised tomography (CT) scans of the colon, helping radiologists to identify, measure and analyse potential disease and early indicators of disease. Medicsight’s CAD software has been developed using a large and population diverse database of verified patient CT scan data. Medicsight’s ColonCAD™ software products are seamlessly integrated with the advanced 3D visualisation workstations of several industry-leading imaging equipment partners.

About Computer-Aided Detection
With increasingly sophisticated radiological imaging hardware such as Multi-Detector CT scanners, radiologists are facing a growing challenge in the amount of detailed patient image data that they must review for each patient examination. Some CT scan examinations generate as many as 2000 images per patient. Review of this data by the radiologist is not only time-consuming but also prone to error due to reader fatigue. CAD software can help the reviewing radiologist by analysing the image data and automatically highlighting suspicious regions of interest for closer inspection. Without CAD software some potential abnormalities or areas of disease may be overlooked. This can be critical for diagnosis and the management of patient outcomes as early detection of disease greatly increases the probability of successful treatment and a positive therapeutic outcome. In addition to supporting individual radiologists CAD also has the potential to help standardise CT interpretation across both individuals and institutions thereby supporting population based screening programmes.

About Medicsight’s CAD software
Medicsight’s ColonCAD™ software uses an advanced CAD algorithm to analyse CT scans of the colon and automatically highlight suspicious areas that may be indicators of disease. CAD may highlight areas easily overlooked by the reviewing radiologist, such as small lesions or regions that are hidden from view behind folds in the colon.

ColonCAD can be seamlessly integrated with advanced 3D visualisation platforms of industry-leading imaging equipment partners. The integrated systems provide sophisticated image viewing capabilities, including 3D reconstructed image data, with the added advantage of demonstrating automatic CAD findings to assist clinical end users in the detection and analysis of disease. This allows clinical end users to perform either a ‘second read’, where CAD findings are displayed to the user after completion of an initial review of the CT scan data, or a ‘concurrent read’ where CAD findings are displayed during the user’s initial review of the original CT scan images.

Since inception, Medicsight has developed close and lasting relationships with some of the world’s foremost clinicians in product related areas. This provides the Company with a wealth of clinical expertise and dedicated clinical research to support ongoing product development. Medicsight also collaborates with a number of leading academic institutions and clinical research programmes worldwide to develop the Company’s comprehensive database of population diverse verified patient CT scan data, thus allowing Medicsight’s products to be validated to the highest possible standards.

Chairman’s Statement

Medicsight is an industry leader in the development of Computer-Aided Detection (“CAD”) and image analysis software to assist radiologists in the early detection and diagnosis of disease.
The Group’s focus continues to be on developing CAD software applications and related technologies and products that help clinicians in the early detection of potential colonic polyps (potentially pre-cancerous lesions on the wall of the colon) when analysing medical images generated from Computerised Tomography (“CT”) scanners.

In the year ended 31 December 2010 Medicsight:

•	continued to work with the regulatory authorities in Japan;

•	responded to the second additional information (“AI”) request regarding the ColonCAD™ application for 510(k) clearance to the USA Food and Drug Administration (“FDA”);

•	received SFDA approval in China for the latest version of ColonCAD™ (version 4.0);

•	launched the MedicCO2LON automated CO2 insufflator in Europe (where it is CE approved), signed a global distribution agreement with MEDRAD Inc. and commenced sales;

•	continued to improve the performance of the Medicsight ColonCAD™ application;

•	continued research and development of the Medicsight product range; and

•	continued business development with existing and potential new partners.

In the year ended 31 December 2010 Medicsight recorded £350,000 of revenue, and has cash reserves of £5,336,000 at 31 December 2010.

In the period post 31 December 2010, Medicsight:

•
prepared responses to a series of informal questions including a request for additional statistical analysis on the submission data requested by FDA. The Company completed the analysis and responded to the FDA on 7 March 2011;

•	gained European (CE) approval and launched its ColonCAD 4.1 on 25 March 2011.

Product development

ColonCAD
Medicsight’s core technology is the proprietary ColonCAD™ algorithm that is integrated (using application programming interface (“API”) technology) into visualisation workstations for radiologists to use when reviewing a patient’s colon CT scan data.

The CAD algorithm assists the radiologist as they search for polyps in the CT scan image data.  The radiologist uses the visualisation software to review the patient’s CT scan images on the screen and search for polyps (potentially pre-cancerous lesions on the wall of the colon).  After a full review the radiologist then activates the Medicsight ColonCAD™ software - which immediately displays “CAD marks” on the images, drawing the radiologist’s attention to potential polyps and other regions of interest.  The radiologist then assesses each marked region in order to make the final decision as to the presence or absence of a polyp.

Clinical studies have demonstrated that radiologists assisted by Medicsight’s ColonCAD™ technology have a significantly higher sensitivity for the detection of patients with polyps in CT colonography compared to unassisted reading (i.e. traditional reading without the use of ColonCAD™).

Medicsight launched ColonCAD™ version 4.0 in March 2009. This software release significantly reduced the number of false-positive CAD marks presented to a radiologist reviewing a patient data set. Medicsight has further developed its ColonCAD™ technology and post year end, in March 2011 released version 4.1. This release significantly reduces processing time (savings of up to 50% in the time taken to process image data), adds Windows 7 to its list of supported Operating Systems, is 64-bit compatible and maintains the high sensitivity and low false positive performance of Version 4.0. This should cut processing times, provide benefits to workflow, and ultimately enable clinicians to review more patients. Further improvements in sensitivity and reduction of false-positive CAD marks remain in development. We hope to be able to release these in the second half of 2011.

Medicsight’s ColonCAD™ has been developed and validated using a large database of CT scans from hospitals around the world and has been assessed in many clinical studies, the results of which have been published in peer-reviewed publications and presented at leading radiology conferences.

MedicCO2LON
In addition to the computer aided detection software applications, Medicsight has developed MedicCO2LON, an automated CO2 insufflation device.

Insufflation is required in preparation for and during a CT Colonography (CTC) procedure in order to provide optimal distension and allow a clinician to assess the colon confidently. Insufflation can be provided with either room air or carbon dioxide gas (CO2). Research has shown that CO2 causes less discomfort to patients when compared to room air. The Medicsight MedicCO2LON insufflator is the next generation in automated CO2 insufflators developed in consultation with leading CT colonography centres worldwide and is designed to administer CO2 to the colon and regulate colonic distension, and supports optimal colonic distension whilst minimising patient discomfort.

Longer term projects
Some longer term colon related opportunities that we continue to research include:

•
Prone and supine registration technology – clinicians review the movement of findings between the two patient positions to distinguish lesions from stool.  Registration brings the colon surfaces from the two positions into correspondence - reducing clinical review time.

•
Optical endoscopy – Medicsight has a research subsidiary, MedicEndo Limited working with leading London academic and clinical centres, to research the use of CAD and other image analysis technologies in the field of optical endoscopy, with a view to these technologies combining information in real time (i.e. as a clinician examines a patient) from two sources of patient data.

•	Other R&D projects being assessed or in an early stage include CAD improvements to increase sensitivity and specificity, prep-less and reduced-prep CAD and flat lesion detection.

Intellectual Property
Medicsight continues to develop its intellectual property portfolio to protect the core technology in its CAD and other products.  During 2010, patents were granted in the UK and US covering various aspects of Medicsight CAD algorithms (for both Colon and Lung) as well as image processing methods related to the identification of the boundary of lesions. Medicsight currently has 12 patents granted and 29 pending.

Regulatory approvals and submissions

US Food and Drug Administration clearance
In November 2008 Medicsight submitted the ColonCAD™ 510(k) application to the Food and Drug Administration (“FDA”) for clearance in the USA.  In December 2008 we received an Additional Information (“AI”) letter from the FDA and submitted our response to the FDA’s enquires in March 2009.

During the summer of 2009 we had a number of informal meetings and discussions with the FDA as they performed their review of our 510(k) submission.

On 5 January 2010 we received our second Additional Information (“AI”) letter from the FDA, in which the FDA requested further technical details regarding the clinical trials and data analyses undertaken in our original 510(k) submission. After working closely with the clinical, statistical and legal advisors, the Company sent a comprehensive response to the FDA on 2 June 2010.

Following this response the FDA asked a number of informal questions and made a request for additional statistical analysis on the submission data. The Company completed the analysis and responded to the FDA on 7 March 2011. We are currently awaiting feedback from the FDA on the status of the application.

Japanese Ministry of Health, Labour and Welfare
In November 2007 Medicsight submitted our MedicRead Colon application to the Ministry of Health, Labour and Welfare (“MHLW”) regulatory authorities in Japan.

During 2009 and 2010 we attended a number of meetings with ministry officials, demonstrated the product, answered specific questions regarding the product application and formally responded to questions from the MHLW.  Following completion of the submission review and quality audit phases, the authorities are now performing the reliability audit phase of their review and have requested some additional data from the Company in order to complete their review. The Company is in the process of responding to this request.

The recent earthquake and tsunami in Japan have had no direct impact on our employees, intellectual property or clinical data. However we are unable at this time to assess the impact or possible risk of delay, these recent events may have on the review response time at the Ministry of Health, Labour and welfare in Tokyo.

Other regulatory territories
In November 2009, we submitted MedicRead 3.0 (our visualisation workstation which includes version 4.0 of the Medicsight ColonCAD API) to the Chinese State Food and Drug Administration (“SFDA”) for approval. On 13th October 2010 this was successfully approved.

On 25 March 2011, version 4.1 of the Medicsight ColonCAD API gained European (CE) approval and was released by the Company to its partners.

MedicCO2LON
On 26 February 2010 our MedicCO2LON automated CO2 insufflation device gained European (CE) approval.

In March 2011 we submitted MedicCO2LON to the Therapeutic Goods Administration (“TGA”) in Australia for approval and we are currently awaiting feedback.

In August 2010, in partnership with our distribution partner MEDRAD Inc., we submitted MedicCO2LON to the Ministry of Health, Labour and Welfare (“MHLW”) regulatory authorities in Japan for approval. We are currently awaiting feedback.

We are currently preparing a submission to the SFDA for approval to market the product in China.

Clinical Activity

Medicsight’s Clinical Development team continued their work supported by a global network of key opinion leaders.

Clinical presentations of Medicsight’s CAD research were made at the 20th Annual Meeting of the European Society of Gastrointestinal and Abdominal Radiology “ESGAR” (Dresden, Germany, June 2010) and the annual Radiological Society of North America “RSNA” conference (Chicago, USA, December 2010).

In addition, Medicsight supported the bi-annual ESGAR CTC training workshops held in Amsterdam (Netherlands) and Cascais (Portugal) during 2010.  These workshops train radiologists to interpret CTC images using the latest visualisation and CAD technology and are fundamental to the increasing acceptance and implementation of CT colonography and CAD as a routine imaging examination for investigation of the colon.

Commercial progress

 Medicsight’s primary route to market is via partnerships with global advance visualisation companies, PACS suppliers and other OEM’s.

Medicsight currently has partnership agreements Vital Images Inc., TeraRecon Inc., Viatronix Inc. and Toshiba Medical Visualization Systems (previously Barco NV), Infinitt, Ziosoft Inc., Intrasense SAS and Alma IT Systems.

We continue to work closely with our existing partners in order to increase market awareness and drive additional demand for our CAD software in the markets where the Company already has regulatory approvals. In addition we are developing and building relationships with new partners.

MedicCO2LON was launched in Europe in March 2010 at the European Congress of Radiology held in Vienna, and has subsequently generated sales.  We work closely with MEDRAD, our distribution partner, and look forward to additional sales in Europe and, once the product receives regulatory approval, in other territories.

Financial review

Whilst still limited, revenues have grown to £350,000 in 2010 compared to £115,000 in 2009. Revenue from ColonCAD was £210,000 (2009: £115,000) with the remainder of £140,000 (2009: nil) from MedicCO2LON sales. Medicsight ended 2010 with net assets of £6,125,000, including £5,336,000 of cash and short-term deposits. Post year end we continue to hold our surplus cash on short-term deposit in Sterling.

In 2009 the Board completed a review of business operations and resources and initiated a cost restructuring program to drive cash flow savings without jeopardising the Company’s longer term plans.  This resulted in a reduction in headcount and the disposal of a number of dormant and non-core companies. As a result of these actions, operating expenses have fallen in 2010 to £5,053,000 compared to £7,978,000 in 2009. In 2010 we had an average of 28 employees compared to 46 for 2009.

During the year, we entered into a short-term loan agreement of USD $1,100,000 (£711,000) with Dunamis Capital DIFC, a United Arab Emirates (UAE) registered company regulated by the Dubai Financial Services Authority (DFSA). Dunamis repaid the principal of USD $1,100,000 and interest of USD $48,000 (£31,000) on 6 February 2011 and 10 February 2011 respectively. Dunamis Capital is a related party.

Corporate

During the period of this report we have restructured the composition of the Board. Both David Sumner and Tim Paterson-Brown have acted as Chairman and I would like to take this opportunity to thank them for their service. On 29 March 2011 Dr John Costello and Troy Robinson stepped down from the Board of the Company. Robert Ladd and Richard Taney, both Directors of MGT Capital Investments Inc, have joined the Board as Non-Executive Directors. I will remain in the role of Non-Executive Chairman until the search for a new Non-Executive Chairman is complete at which stage I will continue on the board as Senior Independent Non-Executive Director. The Board would like to extend its thanks to John Costello for the clinical guidance and expertise that he has provided to the Company over the past years. I am happy to say that the Board will continue to be supported by Troy Robinson as Chief Financial Officer.

Outlook

Whilst we remain confident of achieving regulatory approvals in the USA and Japan, timing remains uncertain and approvals cannot be guaranteed. Whilst this is frustrating for shareholders and the Medicsight team alike we look forward to achieving further commercial progress in 2011 with increased sales of ColonCAD™ and MedicCO2LON.

As your Chairman and on behalf of the Board I would like to thank you for your continuing support.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the year ended 31 December 2010

	2010	2009
	£000	£000
	(unaudited)

Revenue	350	115
Cost of sales	(75)	-

Gross profit	275	115

Sales and marketing expense	(907)	(1,830)
Research and development expense	(985)	(1,255)
Administration expense	(2,942)	(4,324)
Share-based expense	(219)	(569)

Operating loss	(4,778)	(7,863)

Finance revenue	59	245
Finance expense	(18)	-

Loss before taxation	(4,737)	(7,618)

Income tax benefit	217	-
Total comprehensive income attributable to owners of the parent	(4,520)	(7,618)

Loss per share (basic and diluted)	(3p )	(5p )

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at 31 December 2010

	2010	2009
	£000	£000
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	5,336	10,708
Trade and other receivables	369	354
Loan receivable – related party	734	-

	6,439	11,062
Non-current assets
Property plant and equipment	81	58

Total assets	6,520	11,120

LIABILITIES
Current liabilities
Trade and other payables	395	694

Total liabilities	395	694

Net assets	6,125	10,426
EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
Issued share capital	7,776	7,776
Share premium	57,306	57,306
Share-based expense reserve	3,277	3,058
Retained earnings	(62,234)	(57,714)

Total equity	6,125	10,426

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December 2010

	2010	2009
	£000	£000
	(unaudited)

Cash flows from operating activities
Cash used in operations	(4,611)	(7,850)

Net cash used in operating activities	(4,611)	(7,850)

Cash flows from investing activities
Loan receivable - related party	(734)	-
Purchase of equipment	(57)	(11)
Interest received	37	245

Net cash from investing activities	(754)	234

Net decrease in cash and
cash equivalents	(5,365)	(7,616)

Cash and cash equivalents at 1 January	10,708
		18,387
Effects of exchange rate changes	(7)	(63)

Cash and cash equivalents at
31 December	5,336	10,708

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the year ended 31 December 2010

(unaudited)	Issued Share Capital	Share Premium	Share based expense reserve	Retained earnings	Total Equity
	£000	£000	£000	£000	£000

At 1 January 2009	7,776	57,306	2,489	(50,096)	17,475

Loss for the year	-	-	-	(7,618)	(7,618)
Total comprehensive income	-	-	-	(7,618)	(7,618)
Transaction with owners - equity settled share-based expense	-	-	569	-	569

At 31 December 2009	7,776	57,306	3,058	(57,714)	10,426

At 1 January 2010	7,776	57,306	3,058	(57,714)	10,426

Loss for the year	-	-	-	(4,520)	(4,520)

Total comprehensive income	-	-	-	(4,520)	(4,520)
Transaction with owners - equity settled share-based expense	-	-	219	-	219
At 31 December 2010	7,776	57,306	3,277	(62,234)	6,125

NOTES TO PRELIMINARY RESULTS

The unaudited preliminary announcement has been prepared under the historical cost convention on a going concern basis and in accordance with applicable International Financial Reporting Standards (“IFRS”) and IFRIC interpretations as adopted by the EU.

The preliminary announcement has been prepared on the basis of the same accounting policies as published in the audited financial statements of the Company for the year ended 31 December 2009.

The financial information in this preliminary announcement does not constitute statutory accounts within the meaning of section 435 of the Companies Act 2006. Statutory accounts for the year ended 31 December 2010 have not yet been delivered to the Registrar of Companies and no audit report has yet been given on the statutory financial statements. Statutory accounts for the year ended 31 December 2009 have been delivered to the Registrar of Companies. The audit report on these statutory accounts was unqualified and did not contain a statement either under section 498(2) or 498(3) of the Companies Act 2006.

Loss per share and diluted loss per share

Loss per share is calculated by dividing the loss attributable to ordinary shareholders for each year amounting to £4,520,000 (2009: £7,618,000) for the year ended 31 December 2010 by 155,525,000 (2009: 155,525,000), being the weighted average number of ordinary shares in issue during each year.

For the purposes of dilution, share options are non-dilutive.